Exhibit 99.1

Ixia Receives Notice Regarding Non-Compliance with Nasdaq Listing Rules

CALABASAS, Calif. -- Nov. 20, 2013 – Ixia (NASDAQ: XXIA) announced today that, due to the previously announced delay in the filing of its Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, it received a notice from The NASDAQ Stock Market LLC (“Nasdaq”) on November 19, 2013 that the company no longer complies with Nasdaq Listing Rule 5250(c)(1). Listing Rule 5250(c)(1) requires listed companies to timely file all required periodic financial reports with the Securities and Exchange Commission (the “SEC”).

In a press release issued on November 18, 2013, and a Form 12b-25 Notification of Late Filing filed with the SEC on November 13, 2013, Ixia reported that, as a result of the recent resignation of Victor Alston, the company’s former President and Chief Executive Officer, Ixia’s Audit Committee, with the assistance of independent counsel, is conducting an email review and performing additional procedures to ensure the accuracy of its financial information and appropriateness of its financial reporting. These procedures need to be completed prior to the filing of the Form 10-Q.

Ixia has 60 calendar days, or until January 18, 2014, to submit to Nasdaq a plan to regain compliance with the Nasdaq Listing Rules. The company intends to submit a plan to regain compliance within this 60-day period. If Nasdaq accepts the company’s plan, then Nasdaq may grant the company up to 180 days from the prescribed due date for filing the Form 10-Q (i.e., until May 19, 2014) to regain compliance. If Nasdaq does not accept Ixia’s plan, then the company will have the opportunity to appeal that decision to a Nasdaq Hearings Panel.

About Ixia

Ixia develops amazing products so its customers can connect the world. Ixia helps its customers provide an always-on user experience through fast, secure delivery of dynamic, connected technologies and services. Through actionable insights that accelerate and secure application and service delivery, Ixia’s customers benefit from faster time to market, optimized application performance and higher-quality deployments. Learn more at http://www.ixiacom.com.

Safe Harbor under the Private Securities Litigation Reform Act of 1995

Certain statements made in this press release are forward-looking statements, including, without limitation, statements regarding the review and procedures being conducted by the company’s Audit Committee and the completion thereof and the company’s intention regarding the submission to Nasdaq of a plan to regain compliance with the Nasdaq Listing Rules. In some cases, such forward-looking statements can be identified by terms such as may, will, should, expect, plan, believe, estimate, predict or the like. Such statements reflect our current intent, belief and expectations and are subject to risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in the forward-looking statements. Any forward-looking statements are subject to a number of risks and uncertainties, and actual results may differ materially. Factors that could cause the actual results to differ materially from the results predicted include, among others, the outcome of the review and procedures being conducted by the Audit Committee and the risk that such outcome could adversely affect the company’s ability to submit a compliance plan to Nasdaq within the prescribed 60-day period. Ixia assumes no obligation to update such forward-looking statements except as required by applicable law.

Financial Contact:

The Blueshirt Group

Maria Riley, Investor Relations

Tel: 415-217-7722

or

Ixia

Tom Miller, Chief Financial Officer

Tel: 818-444-2325

tmiller@ixiacom.com